EXHIBIT 5.1
A Professional Corporation
June 5, 2007
Citizens, Inc.
400 East Anderson Lane
Austin, Texas 78752

Re:	Registration Statement on Form S-3 for Offer and Sale of Class A Common Stock
Ladies and Gentlemen:
     We have acted as counsel to Citizens, Inc., a Colorado corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission, of a Registration Statement on Form S-3 (the “Registration Statement”) covering Class A common stock (“Common Stock”) of the Company that is being registered for offering and sale from time to time pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”). The aggregate public offering price of the Common Stock being registered is $125,000,000.
     This Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the “Accord”) of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this Opinion Letter is subject to and should be read in conjunction therewith. Additionally, our Opinions set forth herein are based upon and subject to the qualifications, limitations and exceptions set forth in this Opinion Letter.
     In rendering our Opinions herein, we have examined such agreements, documents, instruments and records as we deemed necessary or appropriate under the circumstances for us to express our Opinions, including, without limitation, the Registration Statement and related prospectus, the Company’s Articles of Incorporation, as restated or amended (the “Articles”), the Company’s Bylaws, as restated or amended (the “Bylaws”), and the resolutions adopted by the Board of Directors of the Company authorizing, approving and ratifying the preparation and filing of the Registration Statement. In making all of our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the due execution and the delivery of all documents by any persons other than the Company where such due execution and delivery by such persons are prerequisites to the effectiveness of such documents.
     As to various factual matters that are material to our Opinions, we have relied upon the factual statements set forth in a certificate of an officer of the Company, and upon any certificates of, and other information obtained from, public officials, as we considered necessary. We have not independently verified or investigated, nor do we assume any responsibility for, the factual accuracy or completeness of such factual statements.
     Based on the foregoing, and in reliance thereon, with respect to the Common Stock offered under the Registration Statement, provided that (i) the Registration Statement and any required post-effective amendment thereto have all become effective under the Securities Act, and the prospectus and any and all prospectus supplements required by applicable laws have been delivered and filed as required by such laws, (ii) the issuance of such Common Stock has been duly authorized by all necessary corporate action on the part of the Company (iii) a sufficient number of shares of Common Stock are authorized or reserved and available for issuance, and (iv) the issuance and sale of such shares of Common Stock do not violate any applicable law, are in conformity with the Company’s then operative Articles and Bylaws, do not result in a default under or breach of any agreement or instrument binding upon the Company and comply with any applicable requirements or restrictions imposed by any court or governmental body having jurisdiction over the Company, then the shares of Common Stock, when issued and sold in accordance with a duly authorized, executed and delivered purchase, underwriting or similar agreement, will be duly authorized, validly issued, fully paid and nonassessable.
     We hereby consent to the filing of this Opinion Letter as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus forming a part of the Registration Statement.
     This Opinion Letter is furnished for the benefit of the Company solely with regard to the Registration Statement, may be relied upon by the Company only in connection with the Registration Statement and may not otherwise be relied upon, used, quoted or referenced by, or filed with, any other person or entity without our prior written permission.

Very truly yours,
/s/ Jones & Keller, P.C.

JONES & KELLER, P.C.